EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX vs. KODAK LITIGATION TO MOVE

TO FEDERAL DISTRICT COURT

Redwood City, CA August 1, 2005 - Ampex Corporation (Nasdaq:AMPX) initiated litigation against Eastman Kodak Company (Kodak) in October 2004 for infringement of one of Ampex’s patents used in digital still cameras. Proceedings were initiated at the International Trade Commission (ITC) and also in U.S. District Court (District Court) in Delaware. The District Court suit was automatically stayed for the duration of the ITC proceeding.

Ampex and Kodak have been unable to agree on a license under the patent in suit. Any remedy that might be granted to Ampex by the ITC would be limited by the expiration date of the patent, which is April 2006. Accordingly, Ampex has determined that it would be preferable to continue the litigation in District Court, where it is seeking damages for sales from the date of written notification of the patent to Kodak, which was August 2001.

Ampex has filed a motion with the ITC seeking to terminate the proceeding. This will remove the stay on the District Court litigation which would accelerate the timing of the District Court suit which Ampex will continue to pursue.

Ampex has licensed its patents for use in digital still cameras to Canon Inc., Casio Computer Co., Ltd., Fuji Photo Film Co., Ltd., Funai Electric Co., Ltd., Konica Minolta Holdings, Inc., Matsushita Electric Industrial Co. Ltd., Nikon Corporation, Olympus Corporation, Pentax Corporation, Samsung Techwin Co., Ltd., Sanyo Electric Co. Ltd., Sony Corporation and Victor Company of Japan. Certain of these licenses include camera-equipped cellular telephones.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2004 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC.

In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.